Exhibit (a)(1)(vi)

                              GEORGESON SHAREHOLDER
                               COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004

                        BANKS AND BROKERS: (212) 440-9800
                    ALL OTHERS CALL TOLL FREE: (888) 264-7027

                           OFFER TO PURCHASE FOR CASH
                      ALL OF THE OUTSTANDING COMMON SHARES
                              OF RSI HOLDINGS, INC.
                   AT A PURCHASE PRICE OF $0.10 NET PER SHARE
                            BY BCM ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 11, 2005, UNLESS THE TENDER OFFER IS EXTENDED.

                                January 28, 2005

TO SHAREHOLDERS OF RECORD:

BCM Acquisition Corp., a South Carolina corporation (the "Offeror"), has engaged Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with its offer to purchase all outstanding shares of the common stock of RSI Holdings, Inc. ("RSI"), par value $0.01 per share (the "Shares") at a cash purchase price of $0.10 net per share, without interest thereon.

The offer is being made upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated January 28, 2005 (the "Offer to Purchase") and the related Letter of Transmittal (which together with the Offer to Purchase, as either may be amended or supplemented from time to time, constitute the "Offer").

Specifically, we are enclosing the following documents:

l. The Offer to Purchase;

2. The Letter of Transmittal (together with accompanying instructions and Substitute Form W-9);

3. The Notice of Guaranteed Delivery to be used to accept the Offer if none of the procedures for tendering shares described in the Offer to Purchase can be completed on a timely basis;

4. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5. A return envelope addressed to American Stock Transfer & Trust Company (the "Depositary").

At    RSI's    request,    we    have    also    included    a   copy   of   its
Solicitation/Recommendation Statement on Schedule 14D-9.

RSI EFFECTED A THREE-TO-ONE REVERSE STOCK SPLIT IN 2002. PLEASE NOTE THAT THE $0.10 PRICE PER SHARE IN THE OFFER IS ON A POST-SPLIT BASIS - EACH PRE-SPLIT SHARE OF RSI'S COMMON STOCK TENDERED IN THE OFFER WOULD BE ENTITLED TO ONLY ONE-THIRD OF THE $0.10 PRICE.


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If you desire to tender all or any portion of your Shares,  you should do one of the following, as applicable:

(1) complete and sign the enclosed Letter of Transmittal and enclose all the documents required by it and its instructions, including your Share certificates and any required signature guarantees, and mail or deliver them to the Depositary at the address listed on the back cover of this document; or

(2) follow the procedure for book-entry transfer of Shares set forth in the Offer to Purchase in the section entitled "The Offer - Procedure for Tendering Shares".

If you wish to tender Shares and your certificates for such Shares are not immediately available, or if you cannot comply with the procedure for book-entry transfer on a timely basis, you may tender such Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase in the section entitled "The Offer - Procedure for Tendering Shares".

Your attention is invited to the following:

1. You may tender shares at the price per share of $0.10 net to you in cash, without interest.

2. The Offer is for all of the outstanding Shares of RSI.

3. The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the Expiration Date (as defined below) a sufficient number of Shares so that, after the purchase of the Shares pursuant to the Offer and contribution of Shares to BCM by the Mickel siblings as described in the section of the Offer to Purchase entitled "The Offer - Contribution of Mickel Shares", BCM would own at least 90% of the voting securities of RSI.

4. The Offer period and withdrawal rights will expire at 5:00 p.m., New York City Time, on March 11, 2005 unless the Offer is extended.

5. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions or solicitation fees. Any stock transfer taxes applicable to the purchase of Shares by the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in the instructions to the Letter of Transmittal. However, federal income tax backup withholding (currently 28%), may be required, unless an exemption is provided or unless the required taxpayer identification information is provided.

The Offer is for all outstanding Shares of RSI. This Offer is not being made to, nor will any tender of Shares be accepted from or on behalf of, stockholders in any jurisdiction in which the making of this Offer or the acceptance of any tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Offeror may, at its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

Any questions or requests for assistance or additional copies of the enclosed materials may be directed to Georgeson Shareholder Communications Inc., the Information Agent, at its address and telephone number above.

                                    Very truly yours,

                                    Georgeson Shareholder Communications Inc.